For period ending: December 31, 2002		           Exhibit 99.77Q1(e)

File number: 811-6637



UBS U.S. Large Cap Equity Fund

At a Special Meeting of Shareholders held on September 25, 2002, the shareholders of the UBS U.S. Large Cap Equity Fund ("Large Cap Fund") approved an Agreement and Plan of Reorganization providing for its reorganization into UBS U.S. Value Equity Fund, each a series of The UBS Funds. Large Cap Fund's shares were voted as follows with respect to the transaction: 520,606.462 shares were voted "for"; 3,087.000 shares were voted "against"; and 0 shares were voted "abstain". The transaction was consummated on October 4, 2002. Further information regarding the circumstances and details of the transaction is incorporated herein in response to this sub-item by reference to the definitive combined Prospectus/Proxy Statemen dated and filed with the SEC on August 5, 2002
 (Accession Number 0000912057-02-029889; SEC File No. 333-91566.)




For period ending: December 31, 2002		            Exhibit 99.77Q1(e)

File number: 811-6637


A copy of the Investment Advisory Agreements dated July 1, 2002 between the Advisor and the Registrant each on behalf of UBS Global Allocation Fund UBS Global Bond Fund, UBS Global Equity Fund, UBS U.S. Equity Fund,
UBS U.S. Balanced Fund, UBS U.S. Large Cap Equity Fund, UBS U.S. Large
Cap Growth Fund, UBS U.S. Small Cap Growth Fund, UBS High Yield Fund and UBS U.S. Value Equity Fund were filed with the Securities and Exchange Commission on September 30, 2002 and are hereby incorporated by reference in response to this sub-item. (Post-Effective Amendment No. 39;
Exhibits 99.d (1), (2), (4), (5), (6), (7), (8), (9), (10), (11) and (15);
Accession Number:  0000912057-02-037217; File Nos. 033-47287 and 811-06637).